Exhibit 99.2

Execution version

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (THIS “AGREEMENT”), DATED AS OF MAY 25, 2022, IS ENTERED INTO BY AND BETWEEN:

(1) Q&K International Group Limited, a company incorporated under the laws of Cayman Islands and listed on NASDAQ under ticker symbol of QK (the “Company”); and

(2) Azure Investments Ltd., a company with limited liability incorporated under the laws of Cayman Islands with its registered office at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands (the “Subscriber”).

The Subscriber and the Company are sometimes each referred to herein as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, an up to US$35,000,000 loan agreement, dated December 18, 2019 (as amended, restated or supplemented from time to time, the “Facility Agreement”), was entered into between the Company as borrower and the Subscriber as lender. As at the date of this Agreement, the outstanding amount (included any accrued but unpaid interest) owed by the Company to the Subscriber pursuant to the Facility Agreement is US$36,185,890.

WHEREAS, upon the terms and conditions of this Agreement, the Company desires to issue and sell to the Subscriber, and the Subscriber wishes to subscribe from the Company, Class A ordinary shares, US$0.00001 par value per share (“Class A Ordinary Shares”) of the Company, 150 Class A Ordinary Shares representing 1 American Depositary Share of the Company (the “ADS”) as of the date hereof, in a private placement exempt from registration pursuant to Regulation S of the U.S. Securities Act of 1933, as amended (“Regulation S” and “Securities Act,” respectively);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SUBSCRIPTION AND SALE

Section 1.1. Issuance, Sale and Subscription of Ordinary Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), the Subscriber agrees to subscribe, and the Company agrees to sell and issue to the Subscriber, such number of Class A Ordinary Shares for a subscription price of US$0.6299 per ADS (i.e. approximately US$0.004199 per Class A Ordinary Share) with a total consideration of US$36,185,890 for the Subscription (the “Consideration”), being the outstanding amount (included any accrued but unpaid interest) owing by the Company to the Subscriber pursuant to the Facility Agreement as at the Closing Date (the “Outstanding Amount”, as applicable), free and clear of all liens or Encumbrances as defined below (except for restrictions arising under the Securities Act or created by virtue of this Agreement) (the “Subscription”). The number of Class A Ordinary Shares to be issued to and subscribed by the Subscriber shall be determined by dividing the Outstanding Amount by the Conversion Price (as defined below) times the ADS to Class A Ordinary Share ratio as of the time of the Closing Date, and is as set out in Section 1.3 (Closing) of this Agreement. “Conversion Price” shall be US$0.6299 per ADS (i.e. approximately US$0.004199 per Class A Ordinary Share). Fraction of Class A Ordinary Shares will not be issued and no cash adjustment will be made in respect thereof. The Class A Ordinary Shares issued to the Subscriber pursuant to this Agreement shall be referred to herein as the “Subscription Shares.”

Section 1.2. Set off of Outstanding Loan Amount with the Consideration. The Parties hereby agree that the payment of Consideration by the Subscriber will be set off by the repayment of the Outstanding Amount by the Company. The Parties further agree that no cash payment will be made to the Company by the Subscriber upon the Closing (as defined below) and that upon the Closing, the Company will be deemed to have repaid all Outstanding Amount.

Section 1.3. Closing.

(a) Closing. Subject to Section 1.5, the closing (the “Closing”) of the Subscription shall take place remotely via the electronic exchange of the closing documents and signatures (followed by prompt delivery of the originals therefor) on May 25, 2022 or such other time as the Parties may mutually agree upon. The date and time of the Closing are referred to herein as the “Closing Date.” The Company and the Subscriber agreed that the following table sets forth the Outstanding Amount and the number of Class A Ordinary Shares that will be issued and subscribed at Closing.

Closing Date	Outstanding Amount		Number of Class A Ordinary Shares to be subscribed by the Subscriber
May 25, 2022	US$	36,185,890	8,617,124,250

Section 1.4. Set off and Delivery.

(a) At the Closing, the Company shall deliver a certified true copy of the updated register of members of the Company, evidencing that the Subscription Shares have been issued and registered in the name of the Subscriber.

(b) Restrictive Legend. Each certificate representing the Subscription Shares, if any such certificate is issued, shall be endorsed with the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD OR OFFERED FOR SALE: IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS, INCLUDING THE REGISTRATION REQUIREMENTS OF THE ACT. ANY ATTEMPT TO TRANSFER OR SELL THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

Section 1.5. Closing Conditions.

(a) Conditions to the Company’s Obligations to Effect the Closing. The obligation of the Company to issue and sell the Subscription Shares to the Subscriber as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(i) Each of the payoff letter, in the form agreed by the Parties, has been duly executed by the Subscriber in favor of, and delivered to, the Company.

(ii) All actions required to be taken by the Subscriber in connection with the subscription of the Subscription Shares hereunder shall have been completed.

(iii) The representations and warranties of the Subscriber contained in Section 2.1 of this Agreement shall have been true and correct on the date of this Agreement and true and correct on and as of the Closing Date; and the Subscriber shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.

(b) Conditions to the Subscriber’s Obligations to Effect the Closing. The obligation of the Subscriber to subscribe and pay for the Subscription Shares as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Subscriber in its sole discretion:

(i) All corporate and other actions required to be taken by the Company in connection with the issuance and sale of the Subscription Shares shall have been completed.

(ii) The representations and warranties of the Company contained in Section 2.2 of this Agreement shall have been true and correct on the date of this Agreement and true and correct on and as of the Closing Date; and the Company shall have performed and complied in all material respects with all, and not be in breach or default in any material respects under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1. Representations and Warranties of the Subscriber. The Subscriber hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

(a) Due Formation. The Subscriber is a company duly incorporated as a company with limited liability, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b) Authority. The Subscriber has full power and authority to enter into, execute and deliver this Agreement and any of the agreement, certificate, document and instrument otherwise required in connection with implementing the transactions and actions contemplated in this Agreement (together, the “Transaction Documents”) and to perform its obligations hereunder and thereunder. The execution and delivery by the Subscriber of this Agreement and the other Transaction Documents and the performance by the Subscriber of its obligations hereunder and thereunder have all been duly authorized by all requisite actions on the Subscriber’s part.

(c) Valid Agreement. This Agreement has been and, upon its execution each of the other Transaction Documents shall have been, duly executed and delivered by the Subscriber, and each of the Agreement and the other Transaction Documents, upon execution, constitutes the legal, valid and binding obligation of the Subscriber, enforceable against him in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d) Noncontravention. Neither the execution and the delivery of this Agreement or any other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the organizational documents of the Subscriber or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Subscriber is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Subscriber is a party or by which the Subscriber is bound or to which any of the Subscriber’s assets are subject. There is no action, suit or proceeding, pending or threatened against the Subscriber that questions the validity of the Transaction Documents or the right of the Subscriber to enter into this Agreement and the other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

(e) Consents and Approvals. Neither the execution and delivery by the Subscriber of this Agreement and the other Transaction Documents, nor the consummation by the Subscriber of any of the transactions contemplated hereby or thereby, nor the performance by the Subscriber of any of this Agreement or the Transaction Documents in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving of notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(f) Status and Investment Intent.

(i) Experience. The Subscriber has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Subscription Shares. The Subscriber is capable of bearing the economic risks of such investment, including a complete loss of its investment. The Subscriber has conducted its own investigation of the Company and the Subscription Shares. The Subscriber has had access to, and an adequate opportunity to review, financial and other information as it deems necessary to make our decision to subscribe the Subscription Shares. The Subscriber has been offered the opportunity to ask questions of the Company and received answers thereto, as it deemed necessary in connection with its decision to subscribe the Subscription Shares.

(ii) Information. The Subscriber acknowledges that (i) the Company currently may have, and later may come into possession of, information regarding the Company that is not known to it and that may be material to a decision to enter into this transaction to subscribe the Subscription Shares (“Excluded Information”), (ii) it has determined to enter into this transaction to subscribe the Securities notwithstanding its lack of knowledge of the Excluded Information, and (iii) neither the Company shall have liability to it, and it hereby to the extent permitted by law waives and releases any claims we may have against the Company, with respect to the nondisclosure of the Excluded Information. The Subscriber has consulted to the extent deemed appropriate by the Subscriber with the Subscriber’s own advisers as to the financial, tax, legal and related matters concerning an investment in the Subscription Shares. The Subscriber has made its own assessment and have satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Subscription Shares.

(iii) Subscription Entirely for Own Account. The Subscriber is acquiring the Subscription Shares that it is purchasing pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Subscriber does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Subscription Shares in violation of the Securities Act or any other applicable state securities law. The Subscriber certifies that the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

(iv) Solicitation. The Subscriber was not identified or contacted through the marketing of the Subscription Shares. The Subscriber did not learn of the investment in the Subscription Shares as a result of any general solicitation or general advertising (as defined in Regulation D under the Securities Act) or directed selling efforts (as defined in Regulation S under the Securities Act).

(v) Not U.S. Person. The Subscriber is not a “U.S. person” as defined in Rule 902 of Regulation S.

(vi) Offshore Transaction. The Subscriber has been advised and acknowledges that in issuing the Subscription Shares to the Subscriber pursuant hereto, the Company is relying upon the exemption from registration provided by Regulation S. The Subscriber is acquiring the Subscription Shares in an offshore transaction (as defined in Regulation S under the Securities Act) in reliance upon the exemption from registration provided by Regulation S.

Section 2.2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Subscriber, as of the date hereof and as of the Closing Date, as follows:

(a) Due Formation. The Company is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the Cayman Islands. The Company has all requisite power and authority to carry on its business as it is currently being conducted. Each Subsidiary (as defined below) has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Authority. The Company has full power and authority to enter into, execute and deliver this Agreement and each of the other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the other Transaction Documents and the performance by the Company of its obligations hereunder and thereunder have all been duly authorized by all requisite actions on its part.

(c) Valid Agreement. This Agreement has been and, upon its execution each of the other Transaction Documents shall have been, duly executed and delivered by the Company, and each of the Agreement and the other Transaction Documents, upon execution, constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d) Capitalization. All outstanding shares of the share capital of the Company and all outstanding shares of capital stock of each of the Company’s subsidiaries and consolidated affiliated entities (each a “Subsidiary” and collectively “Subsidiaries”) have been issued and granted in compliance with (x) all applicable Securities Laws and other applicable laws and (y) all requirements set forth in applicable contracts, without violation of preemptive rights, rights of first refusal or other similar rights. “Securities Laws” means the Securities Act, the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), the listing rules of, or any listing agreement with the NASDAQ Global Market (the “Nasdaq”) and any other applicable law regulating securities or takeover matters.

(e) Due Issuance of the Subscription Shares. At the Closing Date, the Subscription Shares have been duly authorized and, when issued and delivered to and paid for by the Subscriber pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, title defect, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature (collectively the “Encumbrances”), except for restrictions arising under the Securities Act or created by virtue of this Agreement (including the lock-up provision in Section 3.1 below), and upon delivery and entry into the register of members of the Company will transfer to the Subscriber good and valid title to the Subscription Shares.

(f) Noncontravention. Neither the execution and the delivery of this Agreement or any other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any provision of the organizational documents of the Company or its Subsidiaries or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company or its Subsidiaries is subject, or (ii) conflict with, result in a material breach of, constitute a material default under, result in the acceleration of or creation of a material Encumbrance under, or create in any party, in material respects, the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound or to which any of the Company’s or its Subsidiaries’ assets are subject. There is no action, suit or proceeding, pending or threatened against the Company or its Subsidiaries that questions the validity of this Agreement or the other Transaction Documents the right of the Company to enter into this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

(g) Consents and Approvals. Neither the execution and delivery by the Company of this Agreement or any other Transaction Document, nor the consummation by the Company of any of the transactions contemplated hereby and thereby, nor the performance by the Company of this Agreement or any of the other Transaction Documents in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party (other than filings that have been made pursuant to applicable U.S. state securities laws and post-sale filings pursuant to applicable U.S. state and federal securities laws and the rules and regulations of Nasdaq, which the Company undertakes to file within the applicable time periods), except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(h) Solicitation. Neither the Company nor any person acting on its behalf has offered or sold the Subscription Shares by any form of general solicitation or general advertising (as defined in Regulation D under the Securities Act).

(i) Regulation S. No directed selling efforts (as defined in Rule 902 of Regulation S under the Securities Act) have been made by any of the Company, any of its affiliates or any person acting on its behalf with respect to any Subscription Shares that are not registered under the Securities Act; and none of such persons has taken any actions that would result in the sale of the Subscription Shares to the Subscriber under this Agreement requiring registration under the Securities Act; and the Company is a “foreign issuer” (as defined in Regulation S).

ARTICLE III

COVENANTS

Section 3.1. Distribution Compliance Period. The Subscriber agrees not to resell, pledge or transfer any Subscription Shares within the United States or to any U.S. Person, as each of those terms is defined in Regulation S, during the 40 days following the Closing Date.

Section 3.2. Further Assurances. From the date of this Agreement until the Closing Date, (i) the Parties shall use their reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, and (ii) the Company shall, and shall cause each of its Subsidiaries to (x) conduct its business and affairs in the ordinary course of business consistent with past practice, (y) not take any action, or omit to take any action, that would reasonably be expected to make any of its representations and warranties in this Agreement untrue at, or as of any time before, the Closing Date.

ARTICLE IV

MISCELLANEOUS

Section 4.1. Governing Law; Jurisdiction. This Agreement shall be governed and interpreted in accordance with the internal laws of the State of New York. Each of the Parties agrees and consents to personal jurisdiction and venue in any federal or state court within the Borough of Manhattan, in the City of New York, having subject matter jurisdiction, for the purposes of any action, suit or proceeding arising out of or relating to this Agreement.

Section 4.2. Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

Section 4.3. Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Company and the Subscriber and their respective heirs, successors and permitted assigns and legal representatives. Nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided in this Agreement and.

Section 4.4. Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or the Subscriber without the express written consent of the other Party, except that the Subscriber may assign all or any part of his rights and obligations hereunder to any affiliate controlled by the Subscriber without the consent of the Company, provided that no such assignment shall relieve the Subscriber of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 4.5. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, on the next business day following delivery to Federal Express properly addressed or on the day of attempted delivery by the U.S. Postal Service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

If to the Subscriber, at:		Azure Investments Ltd. Attention: Marie Edwine Zarei Email: zmarieedwine@gmail.com

If to the Company, at:

Q&K International Group Limited Attention: ZHICHEN SUN

Address: Suite 1607, Building A

No.596 Middle Longhua Road

Xuhui District, Shanghai, 200032

People’s Republic of China

Telephone: +13671838929

E-mail: frank@qk365.com

with a copy to:

Cleary, Gottlieb, Steen & Hamilton LLP c/o 37th Floor, Hysan Place 500 Hennessy Road Causeway Bay, Hong Kong Attention: Shuang Zhao, Esq. +852 2521-4122

Any Party may change its address for purposes of this Section 5.6 by giving the other Parties hereto written notice of the new address in the manner set forth above.

Section 4.6. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.

Section 4.7. Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 4.8. Fees and Expenses. Except as otherwise provided in this Agreement, each of the Company and the Subscriber will bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants and financial advisors.

Section 4.9. Confidentiality. Each Party hereto shall keep in confidence and shall not use (except for the purposes of the transactions contemplated hereby) or disclose, any non-public information disclosed to it or its affiliates, representatives or agents in connection with this Agreement or the transactions contemplated hereby. Each Party hereto shall ensure that its affiliates, representatives and agents keep in confidence, and do not use (except for the purposes of the transactions contemplated hereby) or disclose, any such non-public information, except for Required Disclosures (as defined below). In the event that a Party, or any of its affiliates, representatives and agents, is required by law, regulation or judgment of a competent jurisdiction or requested by any governmental or regulatory agency of a competent jurisdiction (including, without limitation, any stock exchange or self-regulatory organization) to disclose any such non-public information (such disclosure being referred to as “Required Disclosures” herein), it shall, to the extent legally permissible, notify the other Party as promptly as practicable under the circumstances so that the other Party may seek a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, the disclosing Party shall furnish only that portion of the non-public information that is legally required.

Section 4.10. Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 4.11. Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 4.12. Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date first above written.

Q&K International Group Limited

By:	/s/ Zhichen Sun
Name:	ZHICHEN SUN
Title:	CFO

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date first above written.

Azure Investments Ltd.

By:	/s/ Marie Edwine Zarei
Name:	Marie Edwine Zarei
Title:	Director